Exhibit 10.1

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (“Amendment No. 2”) is made and to be effective the 11th day of September, 2026, by and between American Rebel Holdings, Inc., a Nevada corporation (“American Rebel”) and Corey A. Lambrecht (“Lambrecht”).

RECITALS

A. American Rebel and Lambrecht entered into an employment agreement on November 20, 2023, as amended effective on January 1, 2026 (the “Employment Agreement”) pursuant to which American Rebel agreed to employ Lambrecht as its chief operating officer and president for a term expiring on December 31, 2026;

B. American Rebel’s Compensation Committee has recommended and agreed to extend Mr. Lambrecht’s Employment Agreement for an additional three year term expiring on December 31, 2029;

C. American Rebel’s Compensation Committee has recommended and agreed to increase Mr. Lambrecht’s compensation as provided herein; and

D. American Rebel and Lambrecht desire to amend the Employment Agreement pursuant to this Amendment.

NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1. The Term of the Employment Agreement shall be amended to expire on December 31, 2029.

2. Lambrecht’s Salary for the period from July 1, 2026 through December 31, 2026 shall be increased to $373,000 per annum. Thereafter such Salary shall be adjusted as set forth in Section 3 of the Employment Agreement.

3. Pursuant to Section 3.3 of the Employment Agreement, Lambrecht shall have been deemed to earn and be entitled to receive a 100% Bonus for his services during 2026 ($362,500), with such Bonus being paid out during fiscal 2027 as funds are available.

4. Lambrecht shall have been deemed to earn and be entitled to receive an additional 25% Bonus for his services during 2026 ($88,000), with such Bonus being paid out equally over the remaining pay periods of fiscal 2026.

5. Concurrent with the signing of this Agreement, American Rebel shall award and issue to Lambrecht twenty-five thousand (25,000) shares of Series A - Super Voting Convertible Preferred Stock, valued at $25. Conversion of the Series A – Super Voting Convertible Preferred Stock shall vest as follows: twenty-five percent (25%) shall vest and be convertible into shares of common stock immediately, the remainder shall vest and be convertible into shares of common stock equally on January 1, 2027, January 1, 2028 and January 1, 2029.

6. Other than as specifically provided in this Amendment No. 2, all other provisions of the Employment Agreement shall remain in full force and effect, the Employment Agreement as amended by this Amendment No. 2 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first above written.

American Rebel:

American Rebel Holdings, Inc.,
a Nevada corporation

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr., CEO

Lambrecht:

/s/ Corey A. Lambrecht
Corey A. Lambrecht

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